                                             Rule 424(b)(3)
                                             File No. 33-62479


Pricing Supplement No. 48                    Dated: May 13, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



U.S. $2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series G

(Registered Notes - Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $25,000,000                Issue Price: 100 %

Original Issue Date: May 13, 1997            Stated Maturity Date: May 13, 1999

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate: [] Commercial Paper Rate [] LIBOR [] Treasury Rate
           [] Federal Funds Rate [] Prime Rate [X] Other: Fixed

Interest Reset Period: N/A

Interest Payment Period: Semi-Annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
N/A

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 13th day of May and November of each year, beginning November 13, 1997, up to and including the Stated Maturity Date.

Interest Determination Date(s): N/A

                                                      Rule 424(b)(3)
                                                      File No. 33-62479


Pricing Supplement No. 48                             Dated: May 13, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



Initial Interest Rate: 6.64%

Index Maturity: N/A

Day Count Convention: 30/360

Maximum Interest Rate: N/A                            Minimum Interest Rate: N/A

Spread (+/-): N/A                                     Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .092 %

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 48
                       UNDER MTN-SERIES G PROGRAM: $1,599,750,000.00
                   b)  CUSIP #42333HHH8

Agent: J.P. Morgan Securities, Inc.
       60 Wall Street
       New York, New York 10260-0060